EXHIBIT 99.2

New World Restaurant Group

Script — 2006 1st Quarter Results Conference Call

(Rick) Good afternoon and welcome to our 2006 1st quarter results conference call.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Certain statements during this conference call will constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  For more details, please refer to the news release we issued this morning and to the Risk Factors in our SEC filings, including our upcoming Form 10Q that will be filed in the next couple of days.  In addition, we will not be providing specific guidance as to future results or trends.

As is our practice, we included in our news release consolidated EBITDA data that we believe is helpful to our lenders and investors in understanding and interpreting our quarterly results and in evaluating our financial strength.  In addition, consolidated EBITDA relates directly to a covenant contained in each of our loan agreements, which are material to us and our financial condition and liquidity.  Because consolidated EBITDA is a non-GAAP measure for companies that issue debt, we are required to include qualifier language.  We encourage you to read the qualifier language when you review the consolidated EBITDA section of our news release.

Let me now address our first quarter financial highlights…

Revenue in the first quarter increased 4.1% to $97.1 million as compared with $93.3 million in the first quarter a year ago.  This growth was driven by a 6.2% increase in comparable store sales in the first quarter.  Average check size grew by 6.3% while overall transactions declined by one-tenth of one percent.  In late 2005, we made a decision to cease an annual promotion that provided for deeply discounted bagel buckets in our restaurants.  In addition, in early 2006, we consciously decided to change the hours of operation at several of our restaurants to conform to the traffic patterns of a majority of our customers.  Both the initiatives improved our absolute operating performance but had the effect of reducing transaction counts on a year over year basis.

Gross profit advanced to $18.5 million in the first quarter, up 8.1% from $17.2 million in the same quarter a year ago.  Because most of our retail store-level operating costs are fixed, our gross margins benefit from incremental sales growth.  We also benefit from careful food cost modeling.

Total operating expenses increased 7.5% in the first quarter to $16.7 million versus $15.5 million the same quarter last year.  We attribute this increase primarily to two factors:  First, a 21.7% increase in G&A expense, which grew $1.9 million as a result of higher performance-driven compensation expense, leadership training programs for our store managers and franchisees, and costs of transitioning to a new distributor during the first quarter.  In addition, $200,000 of the increase in G&A expense was due to our adoption in the first quarter of SFAS 123R Share-based payments, which requires us to recognize share-

based compensation.  In addition, net loss on sale, disposal or abandonment of assets increased by $17,000 in the quarter.  These increases were partially offset by a $704,000 decrease in depreciation and amortization expense due to full depreciation of certain assets and a $21,000 decrease in impairment and other related costs.

Income from operations was up 13.2% to $1.9 million in the first quarter versus $1.7 million in the same quarter last year.  We generated $136,000 in cash from operations in the quarter as compared with $6.3 million in cash consumed in Q1 a year ago.

Total other expense in Q1 increased to $14.0 million from $5.9 million in the same quarter last year.  However, the $14 million included $8.8 million in costs related to the redemption and prepayment of our $160 million in notes that we refinanced during the quarter.  Specifically, we had a $4.8 million prepayment charge and wrote off $4.0 million in debt issuance costs.

Net loss in Q1 was $12.1 million, or $1.20 per basic and diluted share, versus a net loss of $4.2 million, or $0.43 per basic and diluted share, in Q1 a year ago.

Consolidated EBITDA in the first quarter remained strong at $8.4 million versus $8.5 million in the same quarter last year.

On the balance sheet as of April 4th, our cash and short-term restricted cash were $3.8 million and $2.6 million, respectively, versus cash of $1.6 million and short-term restricted cash of $2.6 million, at January 3, 2006.  During the first quarter we invested $2.6 million in cash for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.

That’s a quick summary of our financial results.  As usual, I’ll be available to answer more in-depth questions during the Q&A session following Paul’s remarks.  With that, I’ll turn the call over to Paul.

(Paul) Thank you, Rick.  Good afternoon, everyone.

In our last conference call I talked about translating our tremendous potential into consistent performance.  To illustrate our continued progress toward that goal, I’d like to expand on a couple of Rick’s points.

In the first quarter of this year we posted our sixth consecutive quarter of same store sales growth. Same store sales growth is a critical success indicator for us, and after a period of contraction in this category, we are clearly moving in the right direction on a consistent basis.

Cash flow from operations is another key financial metric, and back in the fourth quarter of 2003 we reversed a negative trend in that category as well.  We have generated cash from operations in nine out of the last 10 quarters.  Were it not for the timing of an extra interest payment in the fourth quarter of 2005, it would have been a perfect 10 for 10 quarters of improved cash flow from operations.  These are two examples of how we are not only performing against our goals but performing with consistency.

In the first quarter we achieved an important milestone on the debt side that’s expected to lend further support to our cash flow objectives moving forward.  On February 28th we closed a major debt restructuring that is projected to lower our average cash interest expense rate by three percentage points and improve after-tax cash flow by more than $5.0 million annually.  In addition to pushing the maturity dates out, the new loans are prepayable, adding increased financial flexibility to our strategy for achieving profitable growth.  We mentioned this before, but it bears repeating.  Our new lenders’ willingness to significantly drop our average cash interest expense is validation of just how far we have come as a company.  The confidence our lenders have shown in us is a testimony to the hard work, dedication and performance of employees at all levels of our organization.

On the revenue front, our first quarter results were slightly better than our internal forecasts due primarily to strength in retail sales, which benefited from a system-wide price increase and a product shift to higher-priced items.  An example is our “Sweeten the Deal” bundling product, in which we add a beverage and a bakery product to any meal.  During 2006 we will continue to develop new products and new product bundles as part of a three-pronged approach to offer customers a dining experience that is “anything but routine.”

In addition to focusing on “product” in this approach, we are focusing on “people” and “place”.  In our case, “people” represents our store managers and franchisees along with all store associates.  In early 2006 we completed Leadership Summits for our Einstein Bros. and Noah’s general managers and our Manhattan Bagel franchisees.  These summits focused on key operational initiatives we plan to deploy this year along with specific training on associate motivation, suggestive selling techniques and other ways of enhancing the customer experience.  These summits cost us $500,000 in the first quarter, but we believe it was money well spent and will pay dividends for years to come.

“Place” is the final prong in our three-pronged approach.  We want our restaurants to be a place where our customers feel welcome and comfortable in their surroundings.  To this end, we will refresh our locations on an ongoing basis.  As discussed in last quarter’s conference call, we are converting all but one of our Einstein Bros. Café restaurants to Einstein Bros. Bagel restaurants — incorporating many of the strongest elements of the Café concept.  This decision stems from the strong resurgence of the Einstein Bros. Bagel brand in recent quarters.

I also mentioned in the news release that we are focused on developing new revenue streams outside of our traditional restaurant business.  Most of our attention in this area involved grocery and warehouse club channels, which are seeking strong customer brands to help drive sales of bagels, cream cheese, sandwiches and salads.  Accordingly, we have established supplier relationships with Costco, Target and HEB, a leading food retailer in Texas and Mexico.  These products will be sold either through private label or under the Einstein Bros. or Noah’s brands.

I should also mention that we intend to begin offering franchise area development arrangements for the Einstein Bros. brand in the second half of this year.  We strongly believe that the resurgence of Einstein Bros., coupled with broad national brand recognition, affords us excellent franchising opportunities that will enable us to generate valuable royalty streams with minimal incremental capital expenditures.  In December of 2005 we filed an initial UFOC and subsequently renewed it in March.

Once again, we thank you for joining us today.  We look forward to speaking with you again.